Exhibit 99.1

*coherent	PRESS RELEASE
EditorialContact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 7, 2003
No. 833

Coherent, Inc. Updates Guidance for the Third Fiscal Quarter 2003

Coherent, Inc. (NASDAQ:COHR) today updated financial guidance for its third fiscal quarter ending June 28, 2003 following today’s announcement by its subsidiary Lambda Physik AG.  Due to the continued weakness in demand from Lambda Physik’s industrial customers in Asia as well as continued weakness in Lambda Physik’s lithography business, Lambda Physik announced revenues for the third quarter of approximately $15.5 million.  Coherent now expects consolidated revenues of approximately $98 million to $101 million for the third fiscal quarter ended June 28, 2003.  This revision to financial guidance updates Coherent’s announcement of June 2, 2003.

Coherent will report its third quarter results on Tuesday July 22, 2003 at approximately 4:00 pm. ET.  The Company will provide a live webcast of its third fiscal quarter 2003 earnings conference call, scheduled at 4:30 pm. ET the same day.  The call will be broadcast live over the Internet and can be accessed at http://www.coherentinc.com/Investors/ or http://www.companyboardroom.com/.

This press release contains forward looking statements about the continued weakness experienced by Lambda Physik’s Asian customers as well as continued weakness in its lithography business, and statements relating to expectations about revenue in the third fiscal quarter.  These may change as a result of risks and uncertainties, including risks associated with currency adjustments, accounting adjustments during the closing of our fiscal quarter, contract cancellations, and other risks identified in the Company’s filings with the Securities Exchange Commission.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc is a Standard & Poor’s Small Cap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets.  Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161.  For more information about Coherent such as product and financial updates, visit the Company’s web site at www.coherentinc.com.

•5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000•